Exhibit 99.1

August 19, 2010	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST HALF; UPDATES 2010 SALES GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for its 12-week second quarter and 28-week first half ended July 17, 2010. The company also updated its sales guidance for the year.
Summarizing second quarter results, Flowers Foods:
•	Increased net income to $33.8 million, an 11.3% increase over last year’s second quarter of$30.3 million.

•	Improved operating margins to 8.4%.

•	Delivered diluted earnings per share of $.37, a 12.1% increase over last year’s second quarter of $.33. Last year’s results included a gain on acquisition of $.02 per diluted share relating to a May 2009 acquisition.

•	Reported a sales decline of 1.1% compared to second quarter last year.

•	Achieved volume increase of 1.9% and 1% growth from acquisitions; offset by 3.5% negative pricing/mix and .5% from the deconsolidation of a variable interest entity (VIE).

•	Maintained diluted earnings per share guidance of 10% to 15% growth; revised sales guidance for fiscal 2010 to growth of 1.0% to 2.0%.
George E. Deese, Flowers Foods’ Chairman and CEO said, “We delivered strong earnings growth in the quarter and the first half of the year despite the weak economy and continued higher than normal promotional activity in the fresh bakery category. Our earnings growth would have been even greater if you take into consideration the $3.0 million, or $.02 per share, accounting gain on acquisition that was in last year’s second quarter results.
“Even though sales for the quarter declined, we achieved volume increases in both operating segments. Since the beginning of the year, our sales trend has improved steadily as we executed our strategy to introduce new products and develop new business. In the most recent weeks, that trend has further improved, giving us confidence in our revised sales guidance.
“The underlying strength of our business model is evident in our cash flow, improved operating margin, the strength of our brands, and market share growth. Our team continues to focus on improving all aspects of the business and we are poised to take advantage of opportunities in the marketplace,” Deese said.
Second Quarter Results
For the second quarter, sales decreased 1.1% to $607.7 million from the $614.4 million reported for last year’s second quarter. The sales decrease was attributable to negative pricing/mix of 3.5% and .5% due to the deconsolidation of a VIE. Partially offsetting these declines were increased volume of 1.9% and a 1.0% contribution from acquisitions. The volume increase was primarily driven by Nature’s Own soft variety bread and Nature’s Own sandwich rounds in the branded retail channel and the cake category in the store-brand retail channel. These increases in volume were partially offset by sales declines in white bread, specialty bread, and foodservice. Overall, the branded retail channel was down as a result of lower white bread sales and a shift in snack cake sales from branded retail to store-brand retail as several of our customers introduced new store-brand cake programs.
DSD Segment: During the quarter, the company’s direct store delivery (DSD) sales decreased 3.5%. The decrease consisted of negative pricing/mix of 3.9% and .6% due to the deconsolidation of the VIE. Increased volume of 1.0% partially offset the declines. Although total branded retail sales in the DSD segment decreased in dollars as a result of negative pricing and mix as compared to last year’s second quarter, the channel experienced volume increases due to gains in the branded soft variety and sandwich rounds categories. The increased volume in the branded retail channel was partially offset by volume declines in the store-brand retail and foodservice channels.
Warehouse Delivery Segment: Warehouse delivery sales increased 10.1%, reflecting a 5.9% contribution from acquisitions and volume increases of 4.3%. These positive items were partially offset by negative pricing/mix of .1%. The volume increase was the result of increases in the cake category in the store-brand retail channel and a modest increase in the foodservice category and increases in the contract manufacturing category of the non-retail channel.
Net income for the quarter was $33.8 million, an increase of 11.3% over the $30.3 million in the second quarter of fiscal 2009. Diluted earnings per share increased 12.1% to $.37 as compared to $.33 last year.
For the quarter, gross margin as a percent of sales was 47.6%, up 190 basis points as compared to 45.7% in last year’s second quarter. This increase was due primarily to decreases in ingredient costs, particularly flour, as a percent of sales. The decrease in ingredient costs was partially offset by higher workforce-related and packaging costs as a percent of sales.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 35.9% compared to 35.3% in the prior year. This increase as a percent of sales was due primarily to higher workforce-related and advertising costs as a percent of sales. The advertising costs were incurred to support new product introductions. These increases were partially offset by a decrease in pension costs as a percent of sales.
Depreciation and amortization expenses for the second quarter remained relatively stable as a percent of sales compared to the prior year quarter. Net interest income for the quarter was $.8 million higher than last year’s second quarter due to lower interest expense as a result of less debt outstanding. The effective tax rate for the quarter was 35.3% as compared to 36.6% last year.
Operating margin as a percent of sales for the quarter improved to 8.4% compared to 8.0% in the second quarter of 2009. EBITDA as a percent of sales for the quarter was 11.7% compared to 11.0% for the same quarter last year.
During the second quarter, the company invested $25.7 million in capital improvements and paid dividends of $18.3 million to shareholders. No shares were acquired during the quarter under the company’s share repurchase plan. Since the inception of the share repurchase plan, the company has acquired 22.7 million shares of its common stock for $367.1 million, an average of $16.15 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
First Half Results
Sales for the first half decreased 1.3% to $1.40 billion compared to $1.42 billion reported for the first half of 2009. The sales decrease consisted of negative pricing/mix of 2.9% and .3% due to the deconsolidation of the VIE. Partially offsetting these declines were increased volume of .4% and a 1.5% contribution from acquisitions. The volume increase was primarily driven by Nature’s Own soft variety bread category and sandwich rounds in the branded retail channel and the cake category in the store-brand retail channel. These increases in volume were partially offset by decreased sales in white bread and foodservice.
DSD Segment: Year-to-date, the company’s DSD sales decreased 3.4%. The decrease was attributable to negative pricing/mix of 3.0% and .4% due to the deconsolidation of the VIE. Volume was flat as compared to last year’s year-to-date. Although total branded retail sales in the DSD segment decreased in dollars due to negative pricing and mix as compared to last year, the channel experienced volume increases due to increases in the branded soft variety and sandwich rounds categories. The increased volume in the branded retail channel was partially offset by volume declines in the store-brand retail and foodservice channels.
Warehouse Delivery Segment: For the first half, warehouse delivery sales increased 8.5%, reflecting an 8.4% contribution from acquisitions and volume increases of 1.9%. These positive items were partially offset by negative pricing/mix of 1.8%. The volume growth was the result of increases in the cake category in the store-brand retail channel and contract manufacturing in the non-retail channel.
For the first half, net income was $74.4 million, an increase of 9.9% compared to $67.7 million in last year’s first half. Diluted earnings per share for the first half increased 11.0% to $.81 as compared to $.73 last year.
Gross margin for the first half was 47.7% of sales compared to 46.3% in the first half of 2009. This increase was due primarily to decreases in ingredient costs, particularly flour, as a percent of sales. The decrease in ingredient costs was partially offset by higher workforce-related and packaging costs as a percent of sales.
For the first half, selling, distribution, and administrative costs as a percent of sales were 36.4% compared to 35.9% last year. This increase as a percent of sales was due primarily to higher workforce-related and advertising costs as a percent of sales. These increases were partially offset by a decrease in pension costs as a percent of sales.
Depreciation and amortization expenses for the first half remained relatively stable as a percent of sales. Net interest income year-to-date was $1.4 million higher than last year’s first half due to lower interest expense as a result of less debt outstanding. The effective tax rate for the first half was 35.5% as compared to 36.6% last year. The full-year tax rate is expected to remain at approximately 35.5%.
Operating margin as a percent of sales for the first half improved to 8.1% compared to 7.6% in the first half of 2009. EBITDA as a percent of sales was 11.3% year-to-date compared to 10.6% for the first half of last year.
During the first half, the company invested $54.9 million in capital improvements and paid dividends of $34.3 million to shareholders.

Fiscal 2010 Guidance
The company maintained its earnings guidance and revised sales guidance for fiscal 2010. Deese said the company now expects sales growth of 1.0% to 2.0%. For 2010, the company continues to expect growth in diluted earnings per share of 10% to 15%. Capital spending in fiscal 2010 is expected to be approximately $95 million to $100 million.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its second quarter conference call over the Internet at 10:00 a.m. (Eastern) August 19, 2010. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta Jones Turner (229) 227-2348
Media Contact: Mary A. Krier (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/17/10	07/18/09	07/17/10	07/18/09
Sales	$607,716	$614,448	$1,402,742	$1,421,455
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	318,553	333,339	733,351	762,801
Selling, distribution and administrative expenses	217,906	216,602	510,457	510,624
Depreciation and amortization	20,021	18,656	45,658	42,933
Gain on acquisition	0	3,013	0	3,013

Income before interest and income taxes (EBIT)	51,236	48,864	113,276	108,110
Interest income, net	956	180	2,087	639

Income before income taxes (EBT)	52,192	49,044	115,363	108,749
Income tax expense	18,436	17,947	40,920	39,819

Net income	33,756	31,097	74,443	68,930
Less: Net income attributable to noncontrolling interest	0	(756)	0	(1,208)

Net income attributable to Flowers Foods, Inc.	$33,756	$30,341	$74,443	$67,722

Diluted earnings per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.37	$0.33	$0.81	$0.73

Diluted weighted average shares outstanding	92,358	92,630	92,316	92,979

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12	For the 12	For the 28	For the 28
	Week Period	Week Period	Week Period	Week Period
	Ended	Ended	Ended	Ended
	07/17/10	07/18/09	07/17/10	07/18/09
Sales:
Direct-Store-Delivery	$489,919	$507,475	$1,136,093	$1,175,750
Warehouse Delivery	117,797	106,973	266,649	245,705

	$607,716	$614,448	$1,402,742	$1,421,455

EBITDA:
Direct-Store-Delivery	$63,250	$60,645	$144,035	$137,112
Warehouse Delivery	16,374	15,769	35,443	34,639
Flowers Foods	(8,367)	(8,894)	(20,544)	(20,708)

	$71,257	$67,520	$158,934	$151,043

Depreciation and Amortization:
Direct-Store-Delivery	$15,463	$14,952	$35,565	$34,489
Warehouse Delivery	4,533	3,661	10,069	8,307
Flowers Foods	25	43	24	137

	$20,021	$18,656	$45,658	$42,933

EBIT:
Direct-Store-Delivery	$47,787	$45,693	$108,470	$102,623
Warehouse Delivery	11,841	12,108	25,374	26,332
Flowers Foods	(8,392)	(8,937)	(20,568)	(20,845)

	$51,236	$48,864	$113,276	$108,110

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

07/17/10
Assets
Cash and Cash Equivalents	$6,529
Other Current Assets	309,415
Property, Plant & Equipment, net	596,905
Distributor Notes Receivable (includes $12,794 current portion)	105,440
Other Assets	15,083
Cost in Excess of Net Tangible Assets, net	299,977

Total Assets	$1,333,349

Liabilities and Stockholders’ Equity
Current Liabilities	$217,690
Bank Debt (includes $20,625 current portion)	148,750
Other Debt and Capital Leases (includes $4,715 current portion)	13,823
Other Liabilities	174,380
Stockholders’ Equity	778,706

Total Liabilities and Stockholders’ Equity	$1,333,349

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 28 Week
	Period Ended	Period Ended
	07/17/10	07/17/10
Cash flows from operating activities:
Net income	$33,756	$74,443
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	30,109	73,008
Changes in assets and liabilities	8,883	7,846

Net cash provided by operating activities	72,748	155,297

Cash flows from investing activities:
Purchase of property, plant and equipment	(25,744)	(54,869)
Deconsolidation of VIE	0	(8,804)
Other	115	2,376

Net cash disbursed for investing activities	(25,629)	(61,297)

Cash flows from financing activities:
Dividends paid	(18,322)	(34,342)
Stock options exercised	1,964	4,495
Income tax benefit related to stock awards	579	770
Stock repurchases	0	(2,115)
Decrease in book overdraft	2,120	(578)
Proceeds from debt borrowings	168,000	381,000
Debt and capital lease obligation payments	(203,352)	(455,649)

Net cash disbursed for financing activities	(49,011)	(106,419)

Net decrease in cash and cash equivalents	(1,892)	(12,419)
Cash and cash equivalents at beginning of period	8,421	18,948

Cash and cash equivalents at end of period	$6,529	$6,529

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 17, 2010	July 18, 2009	July 17, 2010	July 18, 2009

Net income	$33,756	$30,341	$74,443	$67,722
Net income attributable to noncontrolling interest	—	756	—	1,208
Income tax expense	18,436	17,947	40,920	39,819
Interest income, net	(956)	(180)	(2,087)	(639)
Depreciation and amortization	20,021	18,656	45,658	42,933

EBITDA	$71,257	$67,520	$158,934	$151,043

Flowers Foods
Reconciliation of Gross Margin
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 17, 2010	July 18, 2009	July 17, 2010	July 18, 2009

Sales	$607,716	$614,448	$1,402,742	$1,421,455
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	318,553	333,339	733,351	762,801

Gross Margin excluding depreciation and amortization	289,163	281,109	669,391	658,654
Less depreciation and amortization for production activities	13,748	12,921	31,476	29,791

Gross Margin	$275,415	$268,188	$637,915	$628,863

Depreciation and amortization for production activities	$13,748	$12,921	$31,476	$29,791
Depreciation and amortization for selling, distribution and adminstrative activities	6,273	5,735	14,182	13,142

Total depreciation and amortization	$20,021	$18,656	$45,658	$42,933

Flowers Foods
Sales Bridge

				Impact of
				Deconsolidation	Total Sales
For the 12 Week Period Ended 07/17/10	Volume	Price/Mix	Acquisitions	of VIE	Change

Direct-Store-Delivery	1.0%	-3.9%	0.0%	-0.6%	-3.5%
Warehouse Delivery	4.3%	-0.1%	5.9%	0.0%	10.1%
Total Flowers Foods	1.9%	-3.5%	1.0%	-0.5%	-1.1%

				Impact of
				Deconsolidation	Total Sales
For the 28 Week Period Ended 07/17/10	Volume	Price/Mix	Acquisitions	of VIE	Change

Direct-Store-Delivery	0.0%	-3.0%	0.0%	-0.4%	-3.4%
Warehouse Delivery	1.9%	-1.8%	8.4%	0.0%	8.5%
Total Flowers Foods	0.4%	-2.9%	1.5%	-0.3%	-1.3%